SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 18, 2005

LCNB CORP.

(Exact name of Registrant as specified in its Charter)

Ohio	0-26121	31-1626393
(State or other jurisdiction	(Commission File No.)	(IRS Employer
of incorporation)		Identification Number)

2 North Broadway, Lebanon, Ohio	45036
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:   (513) 932-1414

N/A

(Former name or former address, if changed since last report)

Item 2.02   Results of Operations and Financial Condition.

On January 18, 2005, LCNB Corp. issued an earnings release announcing its financial results for the year ended December 31, 2004.  A copy of the earnings release is attached to this report as Exhibit 99.1 and is furnished under this Item 2.02.

Item 9.01   Financial Statements and Exhibits.

(c)

Exhibits

Exhibit No.

Description

99.1

Press release dated January 18, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

LCNB CORP.

Date: January 18, 2005	By: /s/ STEVE P. FOSTER
Steve P. Foster Chief Financial Officer

Exhibit 99.1

Press Release

January 18, 2005

LCNB CORP. REPORTS EARNINGS FOR 2004

LCNB Corp. today announced earnings of $6,596,000 or $1.97 basic earnings per share for 2004, compared to $6,737,000 or $1.97 per share for 2003.  Return on average assets for 2004 and 2003 were 1.29% and 1.31%, respectively.  Return on average equity for 2004 was 12.56% compared to 12.64% for 2003.

Contributing $468,000 in after-tax gain, or $709,000 on a before-tax basis, to 2004 net income were gains recognized from the sales of $36.0 million in investment securities and approximately $2.5 million in credit card receivables.

Comparing December 31, 2004 results with December 31, 2003:

•

Growth in the commercial real estate loan, residential real estate loan, and Homeline equity loan portfolios helped generate an $18.8 million or 5.9% increase in total loans.

•

The fair value of total trust assets grew approximately $14.6 million or 8.8%, primarily through growth from new business (see “Assets Under Management”).

•

The fair value of total brokerage accounts, offered through a partnership with UVEST Investment Services, increased approximately $11.2 million or 82.4%, primarily through growth from new business (see “Assets Under Management”).

•

Total written premium produced by Dakin Insurance Agency for 2004, totaled $8,806,000, which was $296,000 or 3.5% greater than for the comparable period in 2003.

Continued pressure on LCNB’s net interest margin (tax-equivalent net interest income divided by average interest-earning assets), caused by continued, historically low market interest rates, was largely responsible for a $477,000 or 2.5% decrease in net interest income, from $18,757,000 for 2003 to $18,280,000 for 2004.  The margin decreased from 4.09% for the 2003 period to 4.02% for 2004.

Non-interest income for 2004 was $6,950,000, or $162,000 greater than for the same period in 2003, excluding investment security and credit card gains.  The increase is primarily the result of increases in trust income and service charges on deposit accounts, partially offset by decreased activity in the real estate mortgage loan secondary market.

Non-interest expenses for 2004 totaled $16,404,000, or $679,000 greater than for the comparable period in 2003.  The increase was primarily due to increased costs for salaries and benefits and other miscellaneous expenses.

LCNB Corp. is a financial holding company headquartered in Lebanon, Ohio.  Affiliates of LCNB Corp. are Lebanon Citizens National Bank, with nineteen offices located in Warren, Butler, Clinton, Clermont, and Hamilton Counties, Ohio, and Dakin Insurance Agency, Inc.   Additional information about LCNB Corp. and information about products and services offered by Lebanon Citizens National Bank and Dakin Insurance Agency can be found on the internet at www.lcnb.com and www.dakin-ins.com.

Certain matters disclosed herein may be deemed to be forward-looking statements that involve risks and uncertainties, including regulatory policy changes, interest rate fluctuations, loan demand, loan delinquencies and losses, and other risks.  Actual strategies and results in future time periods may differ materially from those currently expected.  Such forward-looking statements represent management’s judgment as of the current date.  LCNB Corp. disclaims any intent or obligation to update such forward-looking statements.

LCNB Corp. and Subsidiaries

Financial Highlights

For the Years Ended December 31,

(Dollars in thousands, except per share amounts)

	2004	2003	% Change

Condensed Income Statement
Interest Income	$ 25,648	27,437	-6.52%
Interest Expense	7,368	8,680	-15.12%
Net interest income	18,280	18,757	-2.54%
Provision for loan losses	489	658	-25.68%
Net interest income after provision	17,791	18,099	-1.70%
Non-interest income	7,659	6,797	12.68%
Non-interest expense	16,404	15,725	4.32%
Income before income taxes	9,046	9,171	-1.36%
Provision for income taxes	2,450	2,434	0.66%
Net income	$ 6,596 ======	6,737 =====	-2.09%
Basic earnings per common share	$ 1.97 ======	1.97 =====	-%
Dividends per common share	$1.115 ======	1.0625 =====	4.94%
Average shares outstanding	3,351,146 =======	3,415,254 =======

Selected Balance Sheet Items
Investment securities	$116,495	153,901	-24.31%

Loans	336,590	317,833	5.90%
Less allowance for loan losses	2,150	2,150	-%
Net loans	334,440	315,683	5.94%

Total assets	522,251	523,608	-0.26%
Total deposits	463,900	463,033	0.19%
Long-term debt	2,137	4,197	-49,08%
Total shareholders' equity	52,296	52,448	-0.29%

Book value per share	$15.71	$15.54	1.09%
Shares outstanding at period end	3,328,299	3,374,376

Selected Financial Ratios
Return on average assets	1.29%	1.31%	-1.53%
Return on average equity	12.56%	12.64%	-0.63%
Equity to assets ratio	10.01%	10.02%	-0.10%
Dividend payout ratio	56.60%	53.93%	4.94%
Net interest margin *	4.02%	4.09%	-1.71%

* tax-equivalent basis

Assets Under Management
LCNB Corp. total assets	$522,251	523,608	-0.26%
Trust and investments **	180,122	165,499	8.84%
Mortgage loans serviced	46,345	54,802	-15.43%
Business cash management	26,554	20,985	26.54%
Brokerage accounts **	24,826	13,612	82.38%
Total assets managed	$800,098 =======	778,506 =======	2.77%

** at fair market value

Share and per share data has been restated to reflect a 100% stock dividend, which was accounted for as a stock split, paid on April 30, 2004.